Exhibit 99.1

NEWS RELEASE
Contacts: Manuel Mondragon, Vice President of Finance investorrelations@wtoffshore.com 713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS FIRST QUARTER RESULTS

HOUSTON — May 5, 2009 — W&T Offshore, Inc. (NYSE: WTI) today provides financial and operational results for the first quarter 2009. Some of the highlights for the first quarter 2009 include:

•	75% success in the drilling program, successfully drilling three out of four conventional shelf wells
•	Successfully drilling two of three wells including a deep shelf and one conventional shelf well after the close of the first quarter

•	Production increased 32% from fourth quarter of 2008 to 21.4 Bcfe and EBITDA increased from $22 million to $57 million

•	LOE guidance revised due to lower forecasted service and supply costs

•	Liquidity availability set with a new borrowing base at $405 million and cash of $251 million on March 31, 2009

•	Repurchased 1.4 million shares of our common stock at $6.47 per share

Revenues, Net Income/Loss and EPS: Net loss for the first quarter of 2009 was $230.7 million, or $3.04 per common share, on revenues of $117.4 million, compared to net income for the same quarter of 2008 of $79.8 million, or $1.05 per common share, on revenues of $356.5 million. Net loss for the first quarter of 2009 reflects the impact of a $210.2 million ceiling test impairment and a $1.0 million unrealized derivative gain ($0.9 million after-tax). Without the effect of the ceiling test impairment and the unrealized derivative gain, net loss for the first quarter of 2009 would have been $41.2 million, or $0.54 per common share. Net income for the first quarter of 2008 included an unrealized derivative loss of $6.2 million ($4.1 million after-tax). Without the effect of the unrealized derivative loss, net income for the first quarter of 2008 would have been $83.9 million, or $1.10 per common share. See “Non-GAAP Information” later in this press release. We recorded a net loss principally due to a ceiling test impairment, a lower realized price of $5.48 per thousand cubic feet equivalent (“Mcfe”), versus $11.57 per Mcfe (unhedged) in 2008, and the decrease in sales volumes for oil and natural gas related to the deferral of production caused by Hurricanes Gustav and Ike.

Cash Flow from Operating Activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are hereinafter defined in “Non-GAAP Information” later in this press release. Net cash provided by operating activities for the three months ended March 31, 2009 decreased 86% to $34.4 million from $242.4 million in the three months ended March 31, 2008. The decrease was mainly a result of lower realized prices and lower volumes. First quarter 2009 Adjusted EBITDA was $56.2 million compared to $279.2 million during first quarter 2008, or an 80% decrease.

Production and Prices: We sold 12.6 billion cubic feet (“Bcf”) of natural gas at an average price of $5.08 per thousand cubic feet (“Mcf”) in the first quarter of 2009. We also sold 1.5 million barrels (“MMBbls”) of oil and natural gas liquids at an average price of $36.29 per barrel (“Bbl”) during the same period. For the first quarter of 2008, we sold 17.7 Bcf of natural gas at an average price of $8.70 per Mcf and 2.2 MMBbls of oil and natural gas liquids at an average price of $92.52 per Bbl. On a natural gas equivalent (“Bcfe”) basis, we sold 21.4 Bcfe at an average price of $5.48 per Mcfe in the first quarter of 2009 compared to 30.8 Bcfe sold at an average price of $11.57 per Mcfe in the first quarter of 2008.

Production increased 36% during the first quarter of 2009 compared to fourth quarter of 2008. During the fourth quarter of 2008, we sold 10.5 billion cubic feet (“Bcf”) of natural gas at an average price of $5.90 per thousand cubic feet (“Mcf”) and 1.0 million barrels (“MMBbls”) of oil and natural gas liquids at an average price of $48.59 per barrel (“Bbl”). On a natural gas equivalent (“Bcfe”) basis, we sold 16.2 Bcfe at an average price of $6.68 per Mcfe.

Lease Operating Expenses: LOE for the first quarter of 2009 decreased to $45.1million, or $2.10 per Mcfe, from $49.8 million, or $1.62 per Mcfe, in the first quarter of 2008. Included in lease operating expenses for the first quarter of 2009 are $5.0 million of hurricane remediation costs related to Hurricanes Ike and Gustav that were either not yet recovered from our insurance underwriters or are not covered by insurance.

Depreciation, depletion, amortization and accretion: DD&A decreased to $91.5 million, or $4.27 per Mcfe, in the first quarter of 2009 from $145.5 million, or $4.72 per Mcfe, in the first quarter of 2008. DD&A decreased primarily as a result of lower depreciable base (due to an impairment charge at year-end 2008 of $1.2 billion) and lower production volumes compared to 2008.

Ceiling Test Impairment: The Company incurred a non-cash ceiling test impairment of $210.2 million to the carrying value of the Company’s proved oil and gas properties as of March 31, 2009, through application of the full cost ceiling limitation as prescribed by the SEC. The impairment is primarily attributable to lower prices for natural gas at March 31, 2009.

Liquidity: Our cash balance at March 31, 2009 was $251.0 million. We just completed the semi-annual redetermination of our borrowing base, which is now set at $405 million. Also during May, we paid off our Term Loan B with a draw under the revolving portion of our Credit Agreement, which results in a remaining revolver availability of $200 million.

Capital Expenditures and Operations Update: The level of our investment in oil and natural gas properties changes from time to time depending on numerous factors, including the prices of oil and natural gas, acquisition opportunities and the results of our exploration and development activities. For the three months ended March 31, 2009, capital expenditures for oil and natural gas properties of $128.4 million included $35.8 million for exploration activities, $88.2 million for development activities and $4.4 million for seismic, capitalized interest and other leasehold costs. Our development and exploration capital expenditures consisted of $16.8 million in the deepwater, $0.1 million on the deep shelf and $107.1 million on the conventional shelf and other projects. Cash from operating activities and cash on hand financed our capital expenditures for the three months ended March 31, 2009.

Drilling Highlights: In the first quarter of 2009, the Company drilled or participated in the drilling of four conventional shelf wells, three of which were commercially successful.

Lease Name/Well	Category	Working Interest %
Main Pass 283 A-3ST	Exploration/Shelf	100%
South Marsh Island 39 C-4	Exploration/Shelf	50%
South Timbalier 320 A-7	Exploration/Shelf	100%

Non-commercial Wells

Lease Name/Well	Category	Working Interest %
Vermilion 23 C-2ST	Development/Shelf	50%

After the close of the first quarter, the Company drilled or participated in the drilling of three wells, two of which were commercially successful:

Commercial Wells

Lease Name/Well	Category	Working Interest %
Ship Shoal 359 A-12ST	Development/Deep Shelf	100%
Main Pass 279 A-5ST	Exploration/Shelf	88.5%

Non-commercial Wells

Lease Name/Well	Category	Working Interest %
South Timbalier 316 A-4	Exploration/Shelf	80%

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “We have had success with our drilling program so far in 2009 and will change our focus in the second half of the year to build cash for new strategic opportunities. Although our credit line was negatively impacted by lower commodity prices, we believe that our liquidity is ample to take advantage of acquisition or joint venture opportunities. In addition, by pursuing assets that banks will lend against, we can expand the size of the acquisition target.”

Outlook: Guidance for the second quarter and full year 2009 is shown in the table below, which represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Second Quarter and Revised Full-Year 2009 Production and Cost Guidance:

Estimated Production	Second Quarter 2009		Full-Year 2009
Crude oil (MMBbls)	1.6 -2.0		6.5 - 8.4
Natural gas (Bcf)	11.4 - 13.9		43.6 - 56.1
Total (Bcfe)	21.1 - 25.8		82.8 - 106.4

Operating Expenses ($ in millions, except as noted)	Second Quarter 2009	Prior Full-Year 2009	Revised Full-Year 2009
Lease operating expenses	$50 - $63	$214 - $256	$205 - $245
Gathering, transportation & production taxes	$5 - $6	$20 - $24	No Change
General and administrative	$10 - $12	$45 - $48	No Change
Income tax rate	9%	35%	9%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Tuesday May 5, 2009 at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time. To participate, dial (480) 629-9868 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Tuesday, May 12, 2009, and may be accessed by calling (303) 590-3030 and using the pass code 4065057.

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 148 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2008 (www.sec.gov).

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(In thousands, except per share data)
Revenues	$117,422	$356,495

Operating costs and expenses:
Lease operating expenses	45,056	49,822
Gathering, transportation costs and production taxes	3,305	8,821
Depreciation, depletion and amortization	80,788	135,969
Asset retirement obligation accretion	10,747	9,519
Impairment of oil and natural gas properties	210,205	—
General and administrative expenses	11,436	12,575
Derivative loss	392	12,304

Total costs and expenses	361,929	229,010

Operating income (loss)	(244,507)	127,485
Interest expense:
Incurred	12,509	14,378
Capitalized	(1,782)	(5,673)
Other income	505	2,440

Income (loss) before income tax expense (benefit)	(254,729)	121,220
Income tax expense (benefit)	(23,992)	41,414

Net income (loss)	$(230,737)	$79,806

Basic earnings (loss) per common share	$(3.04)	$1.05

Weighted average common shares outstanding	75,980	75,903

Consolidated Cash Flow Information
Net cash provided by operating activities	$34,397	$242,399
Capital expenditures-oil and natural gas properties	128,364	245,834

Other Financial Information
EBITDA	$57,233	$272,973
Adjusted EBITDA	56,240	279,158

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Net sales:
Natural gas (MMcf)	12,552	17,684
Oil (MBbls)	1,477	2,189
Total natural gas and oil (MBoe) (1)	3,569	5,136
Total natural gas and oil (MMcfe) (2)	21,413	30,816

Average daily equivalent sales (MBoe/d)	39.7	56.4
Average daily equivalent sales (MMcfe/d)	237.9	338.6

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$5.08	$8.70
Oil ($/Bbl)	36.29	92.52
Barrel of oil equivalent ($/Boe)	32.90	69.40
Natural gas equivalent ($/Mcfe)	5.48	11.57

Average per Boe ($/Boe):
Lease operating expenses	$12.63	$9.70
Gathering and transportation costs and production taxes	0.93	1.72
Depreciation, depletion, amortization and accretion	25.65	28.33
General and administrative expenses	3.20	2.45
Net cash provided by operating activities	9.64	47.19
Adjusted EBITDA	15.76	54.35

Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.10	$1.62
Gathering and transportation costs and production taxes	0.15	0.29
Depreciation, depletion, amortization and accretion	4.27	4.72
General and administrative expenses	0.53	0.41
Net cash provided by operating activities	1.61	7.87
Adjusted EBITDA	2.63	9.06

(1)	One million barrels of oil equivalent (MMBoe), one thousand barrels of oil equivalent (Mboe) and one barrel of oil equivalent (Boe) are determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas (totals may not add due to rounding).
(2)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(3)	Data for 2008 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2009	December 31, 2008
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$251,038	$357,552
Receivables:
Oil and natural gas sales	42,847	36,550
Joint interest and other	69,764	83,178
Insurance	10,453	2,040
Income taxes	40,505	34,077

Total receivables	163,569	155,845
Prepaid expenses and other assets	20,110	30,417

Total current assets	434,717	543,814
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $99,746 at March 31, 2009 and $99,139 at December 31, 2008 were excluded from amortization)	4,809,339	4,684,730
Furniture, fixtures and other	14,634	14,370

Total property and equipment	4,823,973	4,699,100
Less accumulated depreciation, depletion and amortization	3,508,753	3,217,759

Net property and equipment	1,315,220	1,481,341
Restricted deposits for asset retirement obligations and other assets	32,387	31,031

Total assets	$1,782,324	$2,056,186

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$3,000	$3,000
Accounts payable	198,849	228,899
Undistributed oil and natural gas proceeds	25,513	29,716
Asset retirement obligations—current portion	85,784	67,007
Accrued liabilities	20,621	18,254

Total current liabilities	333,767	346,876
Long-term debt, less current maturities – net of discount	649,768	650,172
Asset retirement obligations, less current portion	461,272	480,890
Other liabilities	4,607	6,021
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 77,399,019 issued and 75,969,533 outstanding at March 31, 2009; 76,291,408 issued and outstanding at December 31, 2008	1	1
Additional paid-in capital	375,395	372,595
Retained earnings (accumulated deficit)	(32,752)	200,274
Treasury stock, at cost	(9,247)	—
Accumulated other comprehensive loss	(487)	(643)

Total shareholders’ equity	332,910	572,227

Total liabilities and shareholders’ equity	$1,782,324	$2,056,186

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(In thousands)
Operating activities:
Net income (loss)	$(230,737)	$79,806
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	91,535	145,488
Impairment of oil and natural gas properties	210,205	—
Amortization of debt issuance costs and discount on indebtedness	709	659
Share-based compensation related to restricted stock issuances	1,238	1,547
Unrealized derivative (gain) loss	(993)	6,185
Deferred income taxes	—	23,682
Changes in operating assets and liabilities	(37,799)	(15,056)
Other	239	88

Net cash provided by operating activities	34,397	242,399

Investing activities:
Acquisition of property interest	—	(116,669)
Investment in oil and natural gas properties and equipment	(128,364)	(129,165)
Proceeds from insurance	7	—
Purchases of furniture, fixtures and other	(268)	(672)

Net cash used in investing activities	(128,625)	(246,506)

Financing activities:
Repayments of long-term debt	(750)	(750)
Dividends to shareholders	(2,289)	(32,286)
Repurchases of common stock	(9,247)	—
Other	—	(80)

Net cash used in financing activities	(12,286)	(33,116)

Decrease in cash and cash equivalents	(106,514)	(37,223)
Cash and cash equivalents, beginning of period	357,552	314,050

Cash and cash equivalents, end of period	$251,038	$276,827

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA,” and “Adjusted EBITDA.” Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures, which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

“Adjusted Net Income” does not include the unrealized derivative (gain) loss, the impairment of oil and natural gas properties and associated tax effects. Adjusted Net Income is presented because the timing and amount of the derivative items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended March 31,
	2009	2008
	(In thousands, except per share amounts) (Unaudited)
Net income (loss)	$(230,737)	$79,806
Unrealized derivative (gain) loss	(993)	6,185
Impairment of oil and natural gas properties	210,205	—
Income tax adjustment for above items	(19,704)	(2,113)

Adjusted net income (loss)	$(41,229)	$83,878

Adjusted earnings (loss) per common share	$(0.54)	$1.10

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and accretion and impairment of oil and natural gas properties. Adjusted EBITDA excludes the unrealized gain or loss related to our derivative contracts. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,
	2009	2008
	(In thousands) (Unaudited)
Net income (loss)	$(230,737)	$79,806
Income tax expense (benefit)	(23,992)	41,414
Net interest expense	10,222	6,265
Depreciation, depletion, amortization and accretion	91,535	145,488
Impairment of oil and natural gas properties	210,205	—

EBITDA	57,233	272,973

Adjustments:
Unrealized derivative (gain) loss	(993)	6,185

Adjusted EBITDA	$56,240	$279,158